Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-162195
Dated May 16, 2012

Deutsche Bank Agriculture Notes

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         Agriculture Exchange

    AGA Financial Details
         Traded Notes

     Ticker: AGA

     Last Update               16-May-2012

                               12:30 PM

     Price                     Not Available

     AGA Index Level*          93.79998

     Indicative Intra-day      19.87

     Value **

     Last end of day           20.12742

     Value ***

     Last date for end         15-May-2012

     of day Value
          Description
     Data Source: www.nyse.com
           The PowerShares DB Agriculture Double Long Exchange Traded Note (Symbol: DAG), PowerShares DB
     (Data delayed 20 minutes)
           Agriculture Long Exchange Traded Note (Symbol: AGF), PowerShares DB Agriculture Short Exchange
     *   Indicative intra-day and Index closing
           Traded Note (Symbol: ADZ) and PowerShares DB Agriculture Double Short Exchange Traded Note
     **  Indicative intra-day value of the AGA
           (Symbol: AGA) (collectively, the 'PowerShares DB Agriculture ETNs') are the first exchange-traded
     *** Last end of day AGA RP
           products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of the agriculture sector.

    DAG Financial Details
           All of the PowerShares DB Agriculture ETNs are based on a total return version of the Deutsche Bank

           Liquid Commodity Index - Optimum Yield AgricultureTM, which is intended to track the long or short
     Ticker: DAG
           performance of the underlying futures contracts relating to corn, wheat, soybeans and sugar.
     Last Update               16-May-2012

                               12:30 PM
           Investors can buy and sell the PowerShares DB Agriculture ETNs at market price on the NYSE Arca
     Price                     Not Available
           exchange or receive a cash payment at the scheduled maturity or early repurchase based on the month-

           over-month performance of the index less investor fees. Investors may redeem the PowerShares DB
     DAG Index Level*          93.79998
           Agriculture ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities
     Indicative Intra-day      9.24
           thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to
     Value **
           $0.03 per security.
     Last end of day           9.09748

     Value ***
           Fact Sheet
     Last date for end         15-May-2012
           Prospectus
     of day Value

     Data Source: www.nyse.com

     (Data delayed 20 minutes)
         Index History (1)

     *   Indicative intra-day and Index closing

     **  Indicative intra-day value of the DAG

     *** Last end of day DAG RP

Ticker: ADZ
Last Update          16-May-2012
                     12:30 PM
Price                Not Available
ADZ Index Level*     93.79998
Indicative Intra-day 25.57
Value **
Last end of day      25.74937
Value ***
Last date for end    15-May-2012
of day Value

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing

** Indicative intra-day value of the DGP

*** Last end of day ADZ RP

AGF Financial Details

Ticker: AGF
Last Update          16-May-2012
                     12:30 PM
Price                Not Available
AGF Index Level*     93.79998
Indicative Intra-day 17.62
Value **
Last end of day      17.48422
Value ***
Last date for end    15-May-2012
of day Value

Data Source: www.nyse.com
(Data delayed 20 minutes)

* Indicative intra-day and Index closing

** Indicative intra-day value of the AGF

*** Last end of day AGF RP

Contact Information

Any questions please call
1-877-369-4617

Source: DB / Bloomberg

Index Weights

As Of: 15-May-2012
Contract

Contract Expiry Date

Weight %

http://dbfunds.readysetrocket.com/Notes/Agriculture/index.aspx

5/16/2012

Wheat-Mineapolis Wht	14-Sep-2012	8.16
Corn	14-Dec-2012	23.48
Wheat	13-Jul-2012	7.79
Soybeans	14-Nov-2012	29.9
Sugar #11	29-Jun-2012	23.17
Wheat (Kansas Wheat)	13-Jul-2012	7.5

DB Agriculture ETN and Index Data

DB Agriculture ETN Symbols

Agriculture Double Short	AGA
Agriculture Double Long	DAG
Agriculture Short	ADZ
Agriculture Long	AGF

Details

ETN price at initial listing	$25.00
Inception date	4/14/08
Maturity date	4/1/38
Yearly investor fee	0.75%
Listing exchange	NYSE Arca
Index symbol	DBLCYEAG

CUSIP symbols

Agriculture Double Long	25154H558
Agriculture Long	25154H533
Agriculture Short	25154H541
Agriculture Double Short	25154H566

Intraday Intrinsic Value Symbols

Agriculture Double Short	AGAIV
Agriculture Double Long	DAGIV
Agriculture Short	ADZIV
Agriculture Long	AGFIV

Risks[3]

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on repurchase
- Concentrated exposure to agricultural commodities
- Credit risk of the issuer

Benefits

- Leveraged and short notes
- Relatively Low Cost
- Intraday access
- Listed
- Transparent

Issuer Details

Deutsche Bank AG, London Branch Long-term Unsecured Obligations[3]

[1]ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Index history is for illustrative purposes only and does not represent actual PowerShares DB Agriculture ETN performance. The inception date of the Deutsche Bank Liquid Commodity Index - Optimum Yield AgricultureTM is July 12, 2006. ETN Performance is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index - Optimum Yield Agriculture Excess ReturnTM (the 'Agriculture Index') plus the monthly returns from the DB 3-Month T-Bill Index (the 'T-Bill Index'), resetting monthly as per the formula applied to the PowerShares DB Agriculture ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. **PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.**

[2]The S&P 500® Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays U.S. Aggregate Bond Index™ is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.

[3]**The PowerShares DB Agriculture ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the PowerShares DB Agriculture ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The PowerShares DB Agriculture ETNs are riskier than ordinary unsecured debt securities and have no principal protection.** Risks of investing in the PowerShares DB Agriculture ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Agriculture ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Agriculture ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB Agriculture ETNs is zero, your investment will expire worthless.

The PowerShares DB Agriculture Double Long ETN and PowerShares DB Agriculture Double Short ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

The PowerShares DB Agriculture ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of PowerShares DB Agriculture ETNs that you may repurchase directly from Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Agriculture ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Agriculture ETNs are concentrated in agriculture commodity futures contracts. The market value of the PowerShares DB Agriculture ETNs may be influenced by many unpredictable factors, including, among other things, volatile agriculture prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Agriculture ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector. **For a description of the main risks, see 'Risk Factors' in the applicable pricing supplement.**

Not FDIC Insured - No Bank Guarantee - May Lose Value

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting www.dbfunds.db.com/notes or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 1-877-369-4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations:

The PowerShares DB Agriculture ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage and/or inverse risk and the consequences of seeking monthly leveraged and/or inverse investment results, and who intend to actively monitor and manage their investments. Investing in the ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount

Deutsche Bank Agriculture Notes

you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. The ETNS are not designed to be long-term investments and may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

The PowerShares DB Agriculture ETNs are senior unsecured obligations of
Deutsche Bank AG, London Branch, and the amount due on the PowerShares DB
Agriculture ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The PowerShares DB Agriculture ETNs are riskier than ordinary unsecured debt securities and have no principal protection.

Certain marketing services may be provided for these products by Invesco Aim
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares[R] is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB ETNs' investment objective, risks, charges and expenses carefully before investing.

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Conditions

http://dbfunds.readysetrocket.com/Notes/Agriculture/index.aspx

5/16/2012